Exhibit 10.3

SEPARATION AND RELEASE AGREEMENT

 THIS SEPARATION AND RELEASE AGREEMENT (this “Agreement”) is made by and between John A. Tattory (the “Executive”) and Windtree Therapeutics, Inc. (the “Company”).

 WHEREAS, the Executive’s employment with the Company and its affiliates ceased as of July 20, 2020 (the “Termination Date”); and

 WHEREAS, the Company has agreed to pay the Executive certain amounts and provide certain benefits in connection with the Executive’s termination of his employment, subject to his execution of this Agreement.

 NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

1.      Termination of Employment. Executive hereby agrees and recognizes that, as of the Termination Date, his employment relationship with the Company has been permanently and irrevocably severed and all officer, director and fiduciary positions with the Company or any of its affiliates, including with respect to any benefit plan sponsored by or contributed to by the Company or any of its affiliates, held by the Executive terminated effective as of the Termination Date. Executive shall execute any document reasonably requested to effect his resignation from his officer and other positions with the Company.

2.      Consideration; Acknowledgements.

 (a)     In connection with the cessation of the Executive’s employment, and in consideration of the Executive’s execution of this Agreement, and this Agreement becoming irrevocable in accordance with its terms:

(1)     the Company shall pay Executive a pro rata bonus (the “Pro Rata Bonus”) equal to target annual bonus amount (A) multiplied by the fraction obtained by dividing the aggregate amount of actual bonuses paid to the Company’s other employment contract executives in respect of the Company’s 2020 fiscal year by such employment contract executives’ aggregate target bonuses for such fiscal year, as determined by the Company’s Compensation Committee, multiplied by (B) the fraction obtained by dividing the number of days in the year through the Termination Date by 365 (i.e., 0.554), which amount shall be paid when the Company’s other employment contract executives are paid 2020 bonuses in 2021, provided, however, that if at that time Executive is employed or providing services on a full-time basis as a chief financial officer or principal financial officer of any entity, no amounts shall be due to Executive under this Section 2(a)(1);

(2)     the Company shall pay Executive an amount equal to his current annual base salary (i.e., $337,764), plus his target annual bonus amount as a percentage of such base salary (i.e., $135,105.60), the aggregate of such amount payable in substantially equal installments in accordance with the Company’s regular payroll schedule over the 12-month period commencing as of the Termination Date (the “Severance Period”); provided, however, that each installment payable before this Agreement becomes effective shall be paid no later than three weeks following the date this Agreement becomes effective;

(3)     if Executive elects to continue Company medical benefits through the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall continue to pay during the Severance Period the Company’s shared costs of such coverage as Executive elects to continue under the same plans and on the same terms and conditions as such benefits are provided to active employees of the Company; provided, however that the Company’s obligation under this Section 2(a)(3) shall terminate or be reduced to the extent that substantially similar coverages (determined on a benefit-by-benefit basis) are provided by a subsequent employer; and

(4)     all outstanding vested stock options to acquire Company stock held by the Executive as of the Termination Date (as listed on Attachment A hereto) shall continue to be exercisable during the Severance Period.

 (b)     Executive acknowledges that: (i) any and all entitlement or rights which Executive heretofore has had under any severance or similar arrangement maintained by the Company or any of its affiliates are hereby subsumed into and superseded by this Agreement, and (ii) except as otherwise provided specifically in Section 2 of this Agreement, the Company and its affiliates do not and will not have any other liability or obligation to the Executive in the nature of compensation or severance, including under the Employment Agreement by and between Discovery Laboratories, Inc. (the Company’s predecessor) and the Executive dated as of March 21, 2014, including all subsequent amendments (the “Employment Agreement”). The Executive further acknowledges that, in the absence of his execution of this Agreement, the payments specified in Section 2(a) would not otherwise be payable.

 (c)     By July 31, 2020, the Company shall pay to the Executive all amounts due or earned as of the Termination Date in accordance with applicable plans and programs of the Company, including earned and unpaid salary, 2020 earned and unpaid vacation, and earned and unpaid vacation bank.

3.     Release of Claims. In consideration of the payments and benefits described in Section 2(a) hereof, to which Executive agrees Executive is not entitled until and unless Executive executes and does not revoke this Agreement, Executive, for and on behalf of himself and his heirs, executors, administrators and assigns, hereby waives and releases any and all complaints, claims, suits, controversies, and actions, whether known or unknown, suspected or claimed, which Executive, or any of the Executive’s heirs, executors, administrators or assigns ever had, now has or may have against the Company and/or its respective predecessors, successors, past or present parents or subsidiaries, affiliates, investors, branches or related entities (collectively, including the Company, the “Entities”) and/or the Entities’ past or present stockholders, insurers, assigns, trustees, directors, officers, limited and general partners, managers, joint ventures and venturers, members, employees or agents in their respective capacities as such (collectively with the Entities, the “Releasees”) by reason of circumstances, acts or omissions which have occurred on or prior to the date Executive signs this Agreement, including, without limitation, (a) any complaint, charge or cause of action arising under (i) federal, state or local laws pertaining to employment or termination of employment, including the Age Discrimination in Employment Act of 1967 (the “ADEA,” a law which prohibits discrimination on the basis of age), the National Labor Relations Act, as amended, the Civil Rights Act of 1991, as amended, the Americans with Disabilities Act of 1990, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, as amended, the Family and Medical Leave Act of 1993, as amended, the Worker Adjustment Retraining and Notification Act, as amended, the Executive Retirement Income Security Act of 1974, as amended, any applicable Executive Order Programs, the Fair Labor Standards Act, or their state or local counterparts; (ii) any other federal, state or local civil or human rights law; (iii) any other local, state, or federal law, regulation or ordinance; (iv) any public policy, contract and/or quasi-contract or tort (including, but not limited to, claims of breach of the Employment Agreement, an expressed or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, negligent or intentional infliction of emotional distress); (v) common law; or (vi) any policies, practices or procedures of the Company; or (b) any claim for costs, fees, or other expenses, including attorneys' fees incurred in these matters (the “Released Claims”). By signing this Agreement, Executive acknowledges that he intends to give effect to the above-specified waiver and release of any rights known or unknown that he may have against the Releasees under these and any other laws. Notwithstanding the foregoing, the parties do not intend the above to release, discharge or waive any rights to defense or indemnification that Executive may have under the Employment Agreement, the Company’s by-laws or equivalent governing documents of the Company or applicable law, nor any rights to insurance coverage, including without limitation those available under any directors’ and officers’ personal liability insurance or fiduciary insurance policy. The Executive acknowledges that he has made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by this Section 3.

4.     Proceedings. Executive acknowledges that he has not filed any complaint, charge, claim or proceeding, if any, or assigned to any other person the right to bring any such complaint, charge, claim, or proceeding, relating to the Released Claims against any of the Releasees before any local, state or federal agency, court or other body (each individually a “Proceeding”). Executive (a) acknowledges that he will not initiate or cause to be initiated on his behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law and (b) waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (the “EEOC”). Further, Executive understands that, by executing this Agreement, he will be limiting the availability of certain remedies that he may have against the Releasees and limiting also his ability to pursue certain claims against the Releasees. Notwithstanding the above, nothing in Sections 3 or 4 of this Agreement shall prevent Executive from (i) initiating or causing to be initiated on his behalf any complaint, charge, claim or proceeding against any Releasee before any local, state or federal agency, court or other body challenging the validity of the waiver of his claims under the ADEA contained in Section 3 of this Agreement (but no other portion of such waiver) or asserting a breach by Company of this Agreement, (ii) initiating or participating in an investigation or proceeding conducted by the EEOC or (iii) reporting possible violations of federal, state or local law, ordinance or regulation to any governmental agency or entity, or otherwise taking action or making disclosures that are protected under the “whistleblower” provisions of any federal, state or local law, ordinance or regulation. The Executive acknowledges and agrees that the Executive’s separation from employment with the Company shall not serve as the basis for any claim or action (including, without limitation, any claim under the ADEA).

5.   Time to Consider. Executive acknowledges that he has been advised that he has twenty-one (21) days from the date of receipt of this Agreement to consider all the provisions of this Agreement and, further, that if Executive signs this Agreement prior to the expiration of such twenty-one (21) day period, he does hereby knowingly and voluntarily waive said given twenty-one (21) day period. EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO CONSULT AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW HE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTIONS 3 AND 4 OF THIS AGREEMENT AND THE OTHER PROVISIONS HEREOF. EXECUTIVE ACKNOWLEDGES THAT NEITHER THE COMPANY NOR ANY RELEASEES, NOR ANY OTHER PARTY, HAVE FORCED OR PRESSURED HIM IN ANY MANNER WHATSOEVER TO SIGN THIS AGREEMENT, AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

6.     Revocation. Executive hereby acknowledges and understands that Executive shall have seven (7) days from the date of his execution of this Agreement to revoke this Agreement (including, without limitation, any and all claims arising under the ADEA) and that neither the Company nor any other person is obligated to provide any benefits to Executive pursuant to Section 2(a) of this Agreement nor to otherwise comply with the provisions of this Agreement until the eighth day following Executive’s signing of this Agreement without Executive having revoked this Agreement. Any such revocation shall be in writing (which may be by email) and shall be effective when sent by Executive or his attorney or other representative to any Company attorney or officer. If Executive revokes this Agreement, Executive will be deemed not to have accepted the terms of this Agreement, no action or forbearance of action will be required of the Company or the Executive under any section of this Agreement, and Executive shall not be entitled to receive any portion of the severance compensation described in Section 2(a) which is conditioned on the delivery of this Agreement.

7.     No Admission. This Agreement does not constitute an admission of liability or wrongdoing of any kind by Executive or the Company.

8.     Confidentiality. Executive agrees that, unless and until the Company publicly files this Agreement, Executive will not communicate or disclose the terms of this Agreement to any persons with the exception of members of Executive’s immediate family and Executive’s attorney and financial advisor, or as permitted by Sections 4 or 10 hereof.

9.    Return of Company Property. Executive represents that all equipment and other property of the Company, including any documents and files containing Proprietary Information (as such term is defined in the Proprietary Information and Inventions, Non-Solicitation and Non-Competition Agreement entered into by Executive on April 9, 2014 (the “Covenants Agreement”)) whether electronically stored or maintained in hard copy, have been returned or will be promptly returned to the Company, and that Executive will not retain any copies of any Proprietary Information.

10.   Non-Disparagement. Executive will not disparage any Releasee or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of any Releasee. Neither the Company’s officers nor the members of the Board of Directors will disparage the Executive or otherwise take any action which could reasonably be expected to adversely affect the Executive’s personal or professional reputation. Nothing in this Agreement is intended to or shall prevent either party from providing or limiting discovery or testimony in any judicial, administrative or legal process or otherwise as required by law, or prevent either party from engaging in discovery or truthful testimony pursuant to any proceeding.

11.   Post-Employment Obligations. Executive reaffirms that he will comply with all of his post-employment obligations as set forth in the Covenants Agreement, including, without limitation, his non-competition and non-solicitation covenants.

12.   Cooperation. Executive will cooperate fully with the Company and its advisors with respect to any litigation or investigations in which Executive was in any way involved during his employment with the Company. Separately and additionally, and in consideration of the payments and other benefits described herein and without any further consideration, the Executive agrees to be reasonably available to the Company for the three months following the Termination Date as may be reasonably requested by the Company to assist with the transition of his duties and responsibilities and any other matters related to his duties with the Company during his employment. The Executive shall render all such cooperation in a timely manner on reasonable notice from the Company. Nothing in this Section shall prevent the Company and Executive reaching an agreement for further such cooperation on mutually acceptable terms.

13.   Challenge; Breach. If the Executive violates or challenges the enforceability of any provision of this Agreement or fails to comply with any terms or conditions of the Covenants Agreement, no further payments under Section 2 hereof will be due to Executive.

14.  Entire Agreement. Except as explicitly set forth herein, this Agreement constitutes the entire agreement between the parties as to the conditions of termination of Executive’s employment with the Company and supersedes any and all prior representations and agreements as to that subject matter, whether written or oral, expressed or implied. This Agreement may not be modified or amended other than by an agreement in writing signed by an officer of the Company and Executive.

15.   Assignment. This Agreement shall be binding upon and be for the benefit of the parties as well as Executive’s heirs and the Company’s successors and assigns.

16.   General Provisions. A failure of Executive or any of the Releasees to insist on strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Agreement shall remain valid and binding upon Executive and the Releasees.

17.   Governing Law. The validity, interpretations, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without giving effect to conflict of laws principles.

18.   Counterparts and Facsimiles. This Agreement may be executed and delivered in multiple counterparts (including by facsimile signature and/or Docusign), each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. This Agreement shall not be enforceable if signed by Executive before the Termination Date.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its respective duly authorized officer(s), and the Executive has executed this Agreement, on the date(s) below written.

WINDTREE THERAPEUTICS, INC.

By:	/s/ Craig Fraser

Name & Title:	Craig Fraser, Chief Executive Office

Date:	July 29, 2020

JOHN A. TATTORY

/s/ John A. Tattory

Date:	July 24, 2020

ATTACHMENT A

to Separation and Release Agreement

Exercisable Options